                                                                   Exhibit 99.1


                                 [iVillage Logo]

FOR IMMEDIATE RELEASE


             iVillage Announces First Quarter 2003 Financial Results

                   Net Loss Declines 66 Percent Year-to-Year,
               EBITDA Loss Declines Nearly 41 Percent Year-to-Year

       Company Continues to Bolster Subscription Offerings, Updates 2003
                               Financial Outlook

NEW YORK - May 7, 2003 - iVillage Inc. (NasdaqSC: IVIL), a leading women's media company and the number one source for women's information online, today announced financial results for the first quarter ended March 31, 2003.

First quarter 2003 revenues were $12.6 million. This compares to revenues of $13.7 million for the fourth quarter 2002 and to revenues of $15.1 million for the first quarter 2002. iVillage reported a net loss for the first quarter of 2003 of $6.1 million, or ($0.11) per share. This compares to a net loss of $7.5 million, or ($0.13) per share, for the fourth quarter 2002 and to a net loss of $17.9 million, or ($0.34) per share, for the same period a year ago.

iVillage reported an Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) loss of $3.5 million for the first quarter 2003. This compares to an EBITDA loss of $3.7 million for the fourth quarter 2002 and an EBITDA loss of $5.9 million for the same period a year ago.(1)

At the end of the first quarter 2003, iVillage had $27.3 million in cash, cash equivalents and restricted cash on its balance sheet compared to $29.9 million at the end of the fourth quarter 2002. The Company continues to carry no debt.

Douglas W. McCormick, Chairman & Chief Executive Officer, iVillage Inc., commented, "While the economic environment continues to be challenging, our resolve to become profitable is unrelenting. We are not just responding to the challenge with cost-cutting initiatives, we are moving the business forward and introducing new revenue streams and expanded subscription offerings. As we look to the second quarter and beyond, we believe the online advertising market is finally at a turning point. More and more of our top advertisers are realizing the measurable benefits - benefits that directly add to their bottom line - that result from advertising on iVillage."

"The continued progression of the importance of women in the economic equation, as well as the steady increase in Internet usage are two strong factors that speak to the value of owning the Internet's number one brand for women," continued McCormick. "Our efforts remain focused on unlocking the economic power of our brand and we continue to make headway."

                               COMPANY HIGHLIGHTS
                               ------------------

                                    Ad Sales

o During the first quarter 2003, iVillage brought over 68 new advertisers and brands into the mix and secured over 25 renewals. New advertisers and marketers adding new brands include Clearasil, GE, Kellogg's, McDonald's, New Line Cinema and Target, among others.

o During the first quarter, GE sponsored a new online center that brings authoritative and actionable heart disease information directly to women. Called "You Gotta Have Heart," the site, located at www.iVillage.com/healthyheart, features resources and tools from the American Heart Association.

o iVillage produced a custom micro-site for Kellogg's Special K "Kick Start Your Diet" challenge. As part of the program, Special K sponsored quizzes, topic pages, articles and message boards, as well as mailings, newsletters, and a full screen arrival ad.

o During the first quarter of 2003, the iVillage Parenting Network executed its 4th custom magazine for the world's largest retailer, Wal-Mart. The magazine, titled "That's My Baby," was distributed to Wal-Mart customers as part of their in-store Baby Days event in March. In addition, the company also executed a Spanish-language magazine titled "Que Bebe," which was distributed for the same event in Wal-Mart stores with a predominantly high proportion of Spanish-speaking customers.

                           iVillage Television Series

o iVillage has recently signed an agreement with Berman/Jacobs Media to develop a proposed television series. The program, which will deal with the phenomenon of Internet dating, was presented to iVillage through the auspices of the William Morris Agency, Inc. The principals of Berman/Jacobs are Marty Berman, a multi-Emmy Award winning television producer, and Bob Jacobs, a former senior executive at King World Productions, Inc. and a pioneer in syndication.

                   Subscription Services and Brand Extensions

o The Company restructured the terms of its joint venture with Tesco.com Limited, a division of Tesco PLC, the largest food retailer in the UK and Republic of Ireland. Tesco purchased iVillage's ownership interest in iVillage UK Ltd. (www.iVillage.co.uk), which has become a wholly-owned subsidiary of Tesco. Additionally, the subsidiary has entered into an up to 20-year agreement whereby it will license from iVillage content and intellectual property, including trademarks and copyrights.

     As part of the agreement, the entity will continue to operate under the iVillage UK name and will provide users with the same content and offerings. The license agreement is structured such that iVillage will receive the greater of a set monthly fee or a percentage of gross revenue.

o With the addition of a carriage fee for The Newborn Channel, iVillage made headway in creating a new revenue source beyond straight advertising sales. So far this year, multi-year contracts representing approximately $1.3 million have been signed. The Newborn Channel is a division of the iVillage Parenting Network, which also consists of Lamaze Publishing, Lamaze.com, Parentsplace.com, Parentsoup.com, Lamaze Parents magazine, Lamaze para Padres magazine, and Baby Steps magazine.

o iVillage, in partnership with Rutledge Hill Press, continues its foray into the offline publishing realm with the launch of two new books in the iVillageSolutions Book Series, Quiz Therapy and Heirloom Recipes. Throughout the year additional books are expected to be published reflecting the breadth and depth of offerings on iVillage.com and drawing on anecdotes from iVillage visitors and editors. The first four books in the series are available on iVillage.com and online retailer Amazon.com. iVillage receives royalties from the sale of all books.

o iVillage made significant progress on its implementation of software from eMeta Corporation, which will help iVillage to better manage its users, content and business models to sell its electronic content. The software will further assist iVillage to efficiently re-launch initiatives, including for-pay electronic courses, and provides a turnkey solution to offer visitors new subscription services and products. iVillage continues to expect the product to be fully implemented during the second quarter 2003.

o iVillage continues to make progress on providing proprietary content to visitors for a fee, in addition to the site's extensive free content. The company is currently planning the relaunch of its first such for-pay online course, Awaken Your Sexual Self, with increased functionality and new offerings. The online course was initially launched in February 2002 with an average price point of $30.00 and with nearly 4,000 registrants.

o During the quarter iVillage launched a $17.95 interactive skin assessment program in conjunction with prominent dermatologist and The New York Times best-selling author Nicholas Perricone, MD. The assessment provides women with customized versions of Dr. Perricone's renowned skin-improvement regimens, tailored specifically to users' own unique skin concerns. iVillage receives all revenue from this subscription product.

o iVillage continues to see solid results in selling Hearst magazine subscriptions. For the first quarter 2003 nearly 50,000 subscriptions were sold, bringing the total number of subscriptions sold to date to nearly 300,000. iVillage receives revenue from each subscription purchased by its visitors.

McCormick added, "Internet users are becoming more accustomed to paying for content and services on the Internet. We expect the continued roll-out of our robust and flexible subscription business to capitalize on this trend, strengthen our revenue mix and add to the bottom line."

                                     Metrics

o The iVillage Network is the 26th most visited site in the U.S. according to comScore Media Metrix.(2) With more than 17 million unique monthly visitors, iVillage reaches nearly 12% of the online population and more than 15% of women 18+ online.(3) Visitors return an average of 2.7 times per month.(4)

o iVillage traffic grew to an all-time quarterly high with nearly 420 million average monthly pageviews during the first quarter 2003, an increase of over 11% when compared to 380 million average monthly pageviews for the same period in 2002.

o iVillage is the #1 women's community site and the #5 community site overall on the Web.(5)

o    The Company had nearly 11 million members at the end of the first quarter
     2003.

o Substance.com, iVillage and Unilever's online beauty venture, continues to be the #1 beauty content destination online.

                                Business Outlook

iVillage continues to focus on becoming EBITDA profitable as quickly as possible. For the second quarter 2003 iVillage expects revenue to be flat to up 5%, or between $12.6 million and $13.2 million, as compared to first quarter 2003 revenues. The company expects to continue this trend throughout the fiscal year.

During 2003, iVillage will look to continue to build out its subscription-based revenue sources and will continue to explore additional licensing opportunities for its content. Subscription-based revenue products include online courses, astrological charts and pay-per-use tools, all of which have been well received by iVillage visitors.

"By the close of the second quarter we expect to have implemented $7.5 million in annualized cost reductions, $4.0 million of which has already been achieved," added McCormick. "We believe we are well-positioned for a strong second half of the year and to turn EBITDA profitable by the fourth quarter."

                                     Events

iVillage will be presenting at Goldman Sachs' Fourth Annual Internet Conference on Thursday, May 22, 2003 at 4:45 PM (PDT) / 7:45 PM (EDT). The presentation, which is slated to include a strategic overview of iVillage and update on the Company's future business strategy, is slated to be Webcast live on the iVillage Investor Relations Web site, www.ivillage.com/investor. An archive will be available for thirty (30) days following the presentation on the Investor Relations Web site, as well.

                                 Conference Call

iVillage will hold a conference call to discuss its first quarter 2003 financial results today at 4:30 PM (EDT). The conference call will be broadcast live on the Internet and will be available on the Investor Relations section of iVillage's Web site, located at www.ivillage.com/investor, and on Street Events, located at www.streetevents.com. A replay of the conference call will be available on the iVillage Investor Relations Web site approximately one hour after the call ends Wednesday, May 7, 2003 until 5:00 PM (EDT) Friday, May 9, 2003 after which a transcript of the call will be posted on the iVillage Investor Relations Web site.


About iVillage Inc.
iVillage Inc. is a leading women's media company and the number one source for women's information online. iVillage operates the iVillage.com Web site, Women.com Networks, Inc. (operator of the Women.com Web site), iVillage Parenting Network, Inc., Public Affairs Group, Inc., Promotions.com, Inc., iVillage Consulting (formerly iVillage Solutions), and Knowledgeweb, Inc. (operator of the Astrology.com Web site). iVillage.com and Women.com are leading women's online destinations providing practical solutions and everyday support for women 18 and over. iVillage Parenting Network is a holding company for Lamaze Publishing Company, a publisher of advertiser supported educational materials for expectant and new parents, and iVillage Integrated Properties, Inc., the operator of The Newborn Channel, a satellite television network broadcast in over 1,050 hospitals nationwide, and the publisher of Baby Steps magazine. Public Affairs Group is comprised of three divisions: Business Women's Network, Diversity Best Practices and Best Practices in Corporate Communications, each offering extensive databases of pertinent information to subscribing companies and members. Promotions.com provides promotions and direct marketing programs that are integrated with customers' offline marketing initiatives.

iVillage.com is organized into channels and communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. The major content areas include Babies, Beauty, Diet & Fitness, Entertainment, Food, Health, Home & Garden, Horoscopes, Money, Parenting, Pets, Pregnancy, Quizzes, Relationships and Work. iVillage facilitates use across content areas by providing a similar look and feel within each area and across the network, resulting in a consistent and strongly branded Web site.

Established in 1995 and headquartered in New York City, iVillage Inc. (NasdaqSC:
IVIL) is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services. Membership to iVillage.com is free and provides features such as personal homepages, message boards and other community tools.

Page views for the iVillage network of Web sites have grown to a monthly average of over 420 million for the quarter ended March 31, 2003. In March 2003, according to comScore Media Metrix, iVillage ranked 26th among the top 100 Web and Digital Media properties with more than 17 million unique visitors in the United States and had an average reach of approximately 12% of the total online population. Also according to comScore Media Metrix, during this period visitors returned an average of 2.7 times per month.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: iVillage Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition, particularly in the "Business Outlook" section. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond iVillage's control, in addition to those discussed in iVillage's other press releases, public filings and statements by iVillage's management, including (i) the volatile and competitive nature of the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage's business and financial condition, (v) iVillage's ability to establish and maintain relationships with advertisers, sponsors, and other third party providers and partners, and (vi) the impact of pending litigation on iVillage's business and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                                      # # #

CONTACTS:
iVillage Inc.                               The Abernathy MacGregor Group
Carl Fischer                                Carina Thate
212.600.6502                                212.371.5999
cfischer@mail.ivillage.com                  CCT@abmac.com

-----------
(1) To supplement its consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP) in the United States, iVillage uses non-GAAP measures of operating results and net income, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP adjustments are provided to enhance individuals' overall understanding of the Company's current financial performance and its prospects for the future. Specifically, iVillage believes the non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that are not indicative of the Company's core operating results. In addition, since iVillage has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP financial measures provides consistency in its financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.
(2) Properties under iVillage.com: The Women's Network measured by comScore Media Metrix include: iVillage.com, iVillage Astrology, iVillage Family, iVillage Health, iVillage Substance, iVillage.co.uk, Americancapitalservices.com, Business Women's Network, Cosmomag.com, Countrylivingmag.com, Countrylivinggardener.com, Emode.com, Gardenweb.com, Goodhousekeeping.com, Housebeautiful.com, Marieclaire.com,
Marieclairereader.com, Promotions.com, Redbookmag.com, Sendthisaround.com, Tncweddings.com, Townandcountrymag.com, Victoriamag.com, Webstakes.com, and Women.com. All references in this release to The iVillage Network and comScore Media Metrix include these web properties.
(3) comScore Media Metrix, March 2003.
(4) comScore Media Metrix custom report, March 2003.
(5) comScore Media Metrix, March 2003.

                          iVillage Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                      Three months ended March 31,
                                                                      ----------------------------
                                                                       2003               2002
                                                                      --------          ---------
Revenues                                                              $ 12,592          $ 15,067

Operating expenses:
Editorial, product development and technology                            7,575             6,681
Sales and marketing                                                      5,525             6,085
General and administrative                                               3,032             2,814
Termination of NBC advertising contract                                      -             5,359
Depreciation and amortization                                            2,723             2,959
                                                                      --------          --------

     Total operating expenses                                           18,855            23,898
                                                                      --------          --------

     Loss from operations                                               (6,263)           (8,831)

Interest income, net                                                        89               163
Gain on sale of joint venture interest                                      25                 -
                                                                      --------          --------
Net loss before minority interest and cumulative effect
   of accounting change                                                 (6,149)           (8,668)

Minority interest                                                           13               (47)
                                                                      --------          --------

Net loss before cumulative effect of accounting change                  (6,136)           (8,715)

Cumulative effect of accounting change                                       -            (9,181)
                                                                      --------          --------

Net loss                                                              $ (6,136)         $(17,896)
                                                                      ========          ========

Basic and diluted net loss per share                                  $  (0.11)         $  (0.34)
                                                                      ========          ========

Weighted average shares of common stock outstanding
   used in computing basic and diluted net loss per share               55,534            53,402
                                                                      ========          ========

Other supplemental information:
-------------------------------
   EBITDA loss reconciliation:
     Loss from operations                                             $ (6,263)         $ (8,831)
     Addback: Depreciation and amortization                              2,723             2,959
                                                                      --------          --------
     EBITDA loss                                                      $ (3,540)         $ (5,872)
                                                                      ========          ========

                         iVillage Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                                       March 31,       December 31,
                                                                         2003              2002
                                                                       ---------       ------------
                                     ASSETS:

Current assets:
Cash and cash equivalents                                              $ 18,866          $ 21,386
Accounts receivable, net                                                  3,745             5,336
Other current assets                                                      5,410             5,960
                                                                       --------          --------
    Total current assets                                                 28,021            32,682

Restricted cash                                                           8,474             8,474
Fixed assets, net                                                        16,208            17,157
Goodwill and intangible assets, net                                      40,734            41,984
Other assets                                                                273               289
                                                                       --------          --------
    Total assets                                                       $ 93,710          $100,586
                                                                       ========          ========


                      LIABILITIES and STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable and accrued expenses                                  $  9,505          $ 10,319
Deferred revenue                                                          3,171             3,514
Deferred rent                                                               348               348
Deferred gain on sale of joint venture interest                             467                 -
Net current liabilities of discontinued operations                           98                98
                                                                       --------          --------
    Total current liabilities                                            13,589            14,279

Deferred rent, net of current portion                                     3,840             3,926
                                                                       --------          --------
    Total liabilities                                                    17,429            18,205

Minority interest                                                           168               181

Commitments and contingencies

Stockholders' equity                                                     76,113            82,200
                                                                       --------          --------
    Total liabilities and stockholders' equity                         $ 93,710          $100,586
                                                                       ========          ========


iVillage Inc. and Subsidiaries
Quarterly Income Statement ($ in Million except for per share amounts)
(Unaudited)


                                                          Mar-02      Jun-02      Sep-02       Dec-02       FY 02       Mar-03
Revenue                                                 $ 15.067    $ 16.072    $ 14.629     $ 13.655    $ 59.423     $ 12.592
Growth q-q                                                  -16%          7%         -9%          -7%                      -8%
Growth Y/y                                                   20%         40%        -19%         -24%         -1%         -16%


Editorial, product development & technology                6.681       7.302       7.472        6.518      27.973        7.575
  % of Revenues                                              44%         45%         51%          48%         47%          60%
Sales and marketing                                        6.085       6.179       5.914        6.700      24.878        5.525
  % of Revenues                                              40%         38%         40%          49%         42%          44%
General and administrative                                 2.814       3.308       3.238        4.114      13.474        3.032
  % of Revenues                                              19%         21%         22%          30%         23%          24%
Termination of NBC advertising contract                    5.359           -           -            -       5.359            -
  % of Revenues                                              36%          0%          0%           0%          0%           0%
Depreciation and amortization                              2.959       2.975       3.153        2.813      11.900        2.723
  % of Revenues                                              20%         19%         22%          21%         20%          22%
Impairment of goodwill                                         -           -           -        0.971       0.971            -
  % of Revenues                                               0%          0%          0%           7%          2%           0%
                                                    ---------------------------------------------------------------------------
Total operating expenses                                  23.898      19.764      19.777       21.116      84.555       18.855
  % of Revenues                                             159%        123%        135%         155%        142%         150%

                                                    ---------------------------------------------------------------------------
Loss from operations                                      (8.831)     (3.692)     (5.148)      (7.461)    (25.132)      (6.263)

Interest income, net                                       0.163       0.122       0.146        0.054       0.485        0.089
Other income/(expense), net                                    -           -       0.016       (0.050)     (0.034)           -
Gain on sale of joint venture interest                         -           -           -            -           -        0.025
Minority interest                                         (0.047)     (0.034)      0.018       (0.011)     (0.074)       0.013
Cumulative effect of accounting change                    (9.181)          -           -            -      (9.181)           -
                                                    ---------------------------------------------------------------------------
Net loss                                                $(17.896)    $(3.604)    $(4.968)     $(7.468)   $(33.936)     $(6.136)

Net loss per share                                       $ (0.34)    $ (0.07)    $ (0.09)     $ (0.13)    $ (0.62)     $ (0.11)
 Shares outstanding                                         53.4        54.9        55.5         55.5        54.8         55.5

Additional Financial Information
Revenue from barter                                        0.890       0.908       0.762        1.003       3.563        0.975
  % of Revenues                                               6%          6%          5%           7%          6%           8%

EBITDA loss reconciliation:
Loss from operations                                     $(8.831)    $(3.692)    $(5.148)     $(7.461)   $(25.132)     $(6.263)
Addback: Depreciation and amortization                     2.959       2.975       3.153        2.813      11.900        2.723
Addback: Impairment of goodwill                                -           -           -        0.971       0.971            -
                                                    ---------------------------------------------------------------------------
EBITDA loss                                              $(5.872)    $(0.717)    $(1.995)     $(3.677)   $(12.261)     $(3.540)
